ITEM 77C – The European Equity Fund, Inc.

Registrant incorporates by reference to the Proxy Statement filed on May 20, 2008 (Accession No. 0000950123-08-005946).

The Annual Meeting of Stockholders of The European Equity Fund, Inc. was held on June 20, 2008.  At the Meeting, the following matters were voted upon by the stockholders (the resulting votes are presented below):

1.	To elect six Directors to serve for a term of various lengths and until their successors are elected and qualify.

		Number of Votes:
Director	For		Withheld
Dr. Kurt W. Bock	8,924,100		725,863
Mr. Richard Karl Goeltz	8,899,606		750,357
Dr. Franz Wilhelm Hopp	8,922,148		727,815
Mr. Christian H. Strenger	8,922,239		727,724
Mr. Werner Walbröl	8,898,645		751,318
Mr. Peter Zühlsdorff	8,896,947		753,016

2.
To ratify the appointment by the Audit Committee and the Board of Directors of PricewaterhouseCoopers LLP, an independent registered public accounting firm, as independent auditors for the fiscal year ending December 31, 2008.

	Number of Votes:
For	Against	Abstain
9,299,667	312,264	38,032

In addition to the three Class III nominees, Dr. Kurt W. Bock, Mr. Werner Walbröl and Mr. Cristian Strenger proposed for re-election, the Nominating Committee of The European Equity Fund, Inc. recommended and all of the current members of the Board of Directors approved the nomination for election of three current directors of The New Germany Fund, Inc., Mr. Richard Karl Goeltz, Dr. Franz Wilhelm Hopp and Mr. Peter Zühlsdorff.  The purpose for the additional directors’ nominations is to conform membership across the Boards of all funds in the Family of Investment Companies consisting of The Central Europe and Russia Fund, Inc., The New Germany Fund, Inc. and The European Equity Fund, Inc.  The Family of Investment Companies are closed-end funds that share the same investment adviser and manager and hold themselves our as related companies.  Messrs. Goeltz, Hopp and Zühlsdorff will serve terms of office of various lengths and until his successor is elected and qualifies.

With the election of the above-named Directors, The European Equity Fund, Inc. is governed by Detlef Bierbaum, Dr. Kurt W. Bock, John Bult, Ambassador Richard R. Burt, John H. Cannon, Richard Karl Goeltz, Dr. Franz Wilhelm Hopp, Dr. Friedbert H. Malt, Christian H. Strenger, Dr. Frank Trömel, Robert H. Wadsworth, Werner Walbröl and Peter Zühlsdroff.